UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 3, 2013

GLOBAL BIOTECH CORP..

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

(Commission file no.)	(IRS Employer Identification No.)
000-33271	98-022951

2711, CENTREVILLE ROAD, BUREAU 400

WILMINGTON, DELAWARE 19808

Company's telephone number, including area code:

302-288-0658

Item 5.02 Appointment of Directors or Certain Officers

Effective July 3, 2013, Leonard Stella was appointed the Chief Executive Officer and a Director of the Company. Mr.Stella’s appointment was confirmed at a meeting of the Board of Directors of the Company held on the same day. Mr. Stella aged 52, will serve as the CEO of the company until further notice.

Mr. Stella has a Bachelor of Arts from McGill University, and received his Graduate Diploma in Administration from Concordia University in 1986. In 1987 Mr. Stella founded and operated a residential and commercial property developer, Dominion City Developments. In 1991, he founded Trans-Immobilia, a residential property company.In 1997 he became the principal founding partner and Chief Executive Officer of Millenia Hope Inc, which he ran until 2010. In 2010 he became involved with Global as its head of development and strategic planning, given his expertise in M & A and keen eye in identifying scientific technologies. In July 2013 its CEO and a Director.

Effective July 3, 2013, Yehuda Kops was appointed the Chief Financial Officer and a Director of the Company. Mr.Kops’ appointment was confirmed at a meeting of the Board of Directors of the Company held on the same day. Mr. Kops aged 59, will serve as the CFO of the company until further notice.

Bachelor of Commerce (distinction) - McGill University (1974), Diploma in Management McGill (1976). In 1976 he received his Chartered Accountancy degree from the Order of Chartered Accountants of Canada. From 1978 until 1999, Mr. Kops practiced in public accounting, running his own firm specializing in accounting and finance, for small and medium sized enterprises. In 1999 he joined Millenia as their chief internal accountant and became Chief Operating Officer, until 2010. In 2010 he became the comptroller and main financial resource of Global Biotech. In July 2013 he became its CFO and a Director

Global is in the process of forming an advisory Board to recommend and advise in both the technical and fiscal aspects of its business undertakings. Nominations to this new Board will be forthcoming shortly

As of February 28, 2013 Global Biotech Corp.’s Head office remains in Wilmington, Delaware. As of that date it had no Canadian office.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 23, 2013

Global Biotech Corp.

By: /s/ Louis Greco

Louis Greco, President